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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K
                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): December 19, 2000



                                   ElderTrust
                                   ----------
             (Exact name of registrant as specified in its charter)

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
           Maryland                              001-13807                               23-2932973
           --------                              ---------                               ----------
(State or other jurisdiction of            (Commission File Number)           (IRS Employer Identification No.)
         incorporation)
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      101 East State Street, Suite 100, Kennett Square, Pennsylvania 19348
      --------------------------------------------------------------------
                    (Address of principal executive offices)



       Registrant's telephone number, including area code: (610) 925-4200
                                                           -----------------


                                 Not Applicable
                            ------------------------
          (Former name or former address, if changed since last report)


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Item 5.  Other Events.


         On December 19, 2000, ElderTrust announced that it has reached a tentative agreement with German American Capital Corporation to further extend the term on ElderTrust's Bank Credit Facility. Under the new agreement, the Credit Facility would be extended from June 30, 2001 to August 31, 2002 and the extension would, among other requirements, be contingent upon the successful completion of the previously announced agreements with Genesis Health Ventures, Inc. and The Multicare Companies that would restructure lease and loan transactions between ElderTrust and those entities. A summary of significant terms of ElderTrust's tentative agreement with German American Capital Corporation is as follows:

o The maturity date of the Credit Facility would be extended from June 30, 2001 to August 31, 2002;
o  An extension fee equal to $300,000 would be paid by December 31, 2000;
o The interest rate applicable under the Credit Facility would be 325 basis points over one-month LIBOR, as compared to the interest rate currently assessed which may be either 275 or 325 basis points over one-month LIBOR depending upon the amount borrowed against the value of the assets securing the Credit Facility;
o Warrants, exercisable at $1.70 per share for 118,750 ElderTrust shares, would be issued to the lender;
o No future borrowings under the Credit Facility would be permitted; and
o Future distributions would be limited to 110% of that amount required to maintain ElderTrust's REIT status.

         The balance outstanding on the Credit Facility at September 30, 2000 was $39.0 million.

         In addition, the Company announced the acquisition of 118,750 ElderTrust Operating Limited Partnership ("ETOP") limited partnership units for a cash payment of approximately $1.70 per unit. ElderTrust acquired the units following the exercise of redemption rights by the holder of the units pursuant to the terms of the ETOP partnership agreement.

                  On January 4, 2001 ElderTrust announced that the U.S. Bankruptcy Court had approved as filed the Company's agreements with Genesis Health Ventures, Inc. and The Multicare Companies. As was previously announced, the Company had reached agreements with Genesis and Multicare to restructure the lease and loan transactions between the entities. Under the terms approved, the entities have until January 31, 2001 to complete the transactions required under the agreements. The completion of such transactions will allow for the completion of the tentative agreement with German American Capital Corporation and the extension of the Company's Bank Credit Facility.

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         The Bank Credit Facility extension agreement is, among other things, subject to successful completion of the agreements with Genesis and Multicare. There can be no assurance that the agreements with Genesis and Multicare and the extension of the maturity date of the Bank Credit Facility will be completed as proposed. Completion of the Credit Facility extension is also subject to the successful negotiation and execution by ElderTrust and German American Capital Corporation of definitive documentation relating to the extension.

         Certain matters discussed within this Form 8-K may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although ElderTrust believes the expectations reflected in such forward-looking statements are reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from ElderTrust's expectations include the extent to which Genesis and Multicare continue to make lease and loan payments to the Company, completion of the agreements reached between ElderTrust and Genesis and Multicare, real estate conditions, the Company's ability to extend the maturity date of its bank credit facility as described herein, changes in the economic conditions and other risks detailed from time to time in the Company's SEC reports and filings. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (a) Financial statements of business acquired.

                  Not applicable.

         (b) Pro forma financial information.

                  Not applicable

         (c) Exhibits.

                  Exhibit
                   Number        Exhibit Description
                   ------        -------------------
                    99.1         Press release of December 19, 2000
                    99.2         Press release of January 4, 2001


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                     ELDERTRUST
                                                     ----------
                                                     (Registrant)


                                                     /s/ D. Lee McCreary, Jr.
                                                     ------------------------
                                                     D. Lee McCreary, Jr.
                                                     President, Chief Executive
                                                     Officer and Chief Financial
                                                     Officer

Date:  January 8, 2001

                                       4

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                                INDEX TO EXHIBITS

      Exhibit
      Number         Exhibit Description                                Page No.
      ------         -------------------                                --------
       99.1          Press release of December 19, 2000
       99.2          Press release of January 4, 2001